EXHIBIT 10.11

2011 CASH COMPENSATION ARRANGEMENTS WITH EXECUTIVE OFFICERS

Salaries

The salaries for Ditech Networks’ executive officers are as follows:

Executive Officer	Title	Annual Salary

Kenneth Naumann	Chief Executive Officer and President	$240,000
William Tamblyn	Executive Vice President, Chief Financial Officer and Chief Operating Officer	$266,400
Karl Brown	Vice President of Marketing	$205,000

Ditech Networks, Inc. Fiscal 2011 Executive Bonus Plan

The Fiscal 2011 Executive Bonus Plan provides for the payment of an annual cash bonus for each Ditech Networks executive officer based on an individual target bonus amount.  The 2011 target bonus amounts for the executive officers were as follows:

Named Executive Officer	Title	Target Bonus Amount

Kenneth Naumann*	Chief Executive Officer and President	$120,000
Todd Simpson**	Former Chief Executive Officer and President	$243,750
William Tamblyn	Executive Vice President, Chief Financial Officer and Chief Operating Officer	$159,840
Karl Brown***	Vice President of Marketing	$37,800

*  Pro rated to Mr. Naumann’s start date as President.

**  Dr. Simpson will not receive a bonus, as he resigned as an executive officer on March 15, 2011.

** In addition to Mr. Brown’s target bonus amount, Mr. Brown may earn up to an additional $50,000 based on company sales.

The bonus amount for Mr. Naumann was based on his performance in fiscal 2011 as determined by the Compensation Committee, as he became President shortly before the end of the fiscal year.  Mr. Naumann received a bonus of $18,539 as President, and commissions of $23,139 during fiscal 2011 as Vice President of Sales.

For determining bonuses for Mr. Tamblyn and Mr. Brown:

No bonuses will be paid for fiscal 2011 if Ditech Networks’ actual Operating Performance (GAAP operating profit/(loss) for fiscal 2011 adjusted to reverse the ASC 718 non-cash expense charge) does not meet or is not better than target Operating Performance as set forth in Ditech Networks’ 2011 Operating Plan.

Each executive officer’s total payout is capped at 200% of target bonus.

Each executive’s bonus will be earned based on (a) company performance as against Ditech Networks’ 2011 Operating Plan, (b) individual performance as against established individual goals, and (c) a discretionary portion.  Weighting of these components is as follows:

Weighting:

Revenue	40%
Operating Performance (1)	30%
Individual Goals	20%
Discretionary Bonus	10%
Total	100%

(1)   Operating Performance is GAAP operating profit/(loss) adjusted to reverse the ASC 718 non-cash expense charge for the period.

Revenue Component of Executive’s Bonus:

No pay out if actual revenue does not exceed at least 80% of target revenue as set forth in Ditech Networks’ 2011 Operating Plan.

For every percentage point actual revenue exceeds 80% of target revenue as set forth in Ditech Networks’ 2011 Operating Plan, the executive will earn 5% of the portion of target bonus allocated to the revenue component.

Operating Performance Component of Executive’s Bonus:

If actual Operating Performance meets or is better than target Operating Performance as set forth in Ditech Networks’ 2011 Operating Plan, 100% of this component will be paid.

Individual Goals:

Not determined.

Discretionary Bonus:

The Compensation Committee will retain the discretion to determine, in its sole and absolute discretion, following the completion of 2011, the remainder of the executive officer bonuses.